EXHIBIT 99.1

                 FACTORS AFFECTING FUTURE OPERATING RESULTS

    Certain statements contained in the Company's public filings, press releases and other documents and materials as well as certain statements in written or oral statements made by or on behalf of the Company are forward-looking statements that reflect the Company's current views with respect to future events and financial performance, including capital expenditures, planned product introductions, research and development expenditures, potential future growth, including potential penetration of developed markets and potential growth opportunities in emerging markets, potential future acquisitions, potential cost savings from planned employee reductions and restructuring programs, estimated proceeds from and timing of asset sales, planned operational changes and research and development efforts, strategic plans and future cash sources and requirements. These forward-looking statements are subject to certain risks and uncertainties, including those discussed below, which could cause actual results to differ materially from historical results or those anticipated. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    The following factors could cause actual results to differ materially from historical results or anticipated results:

EFFECT OF SUBSTANTIAL INDEBTEDNESS ON OPERATIONS AND LIQUIDITY

    In connection with the Acquisition and the Safeline Acquisition, the Company incurred a significant amount of indebtedness. At December 31, 1997, the Company's consolidated indebtedness (excluding unused commitments) on was approximately $396.8 million. The Company has additional borrowing capacity on a revolving credit basis under the Credit Agreement and under local working capital facilities for acquisitions and other purposes. The Company is required to make scheduled principal payments on the term loans under the Credit Agreement. The Company's ability to comply with the terms of the Credit Agreement and its other debt obligations to make cash payments with respect to such obligations and to satisfy its other debt or to refinance any of such obligations will depend on the future performance of the Company, which, in turn, is subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond its control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" under Part II, Item 7.

    The Company's high degree of leverage could have important consequences including but not limited to the following: (i) the Company's ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on borrowings under the Credit Agreement and the Company's other indebtedness, thereby reducing the funds available to the Company for its operations and other purposes, including investments in research and development and capital spending;
(iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates; and (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and may make the Company more vulnerable to a downturn in general economic conditions or its business or changing market conditions and regulations.

    The Credit Agreement and the Company's other debt obligations contain a number of covenants that, among other things, restrict the ability of the Company to incur additional indebtedness, dispose of certain assets, make capital expenditures and otherwise restrict corporate activities. The Company's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic, financial and industry conditions. A failure to comply with the covenants and restrictions contained in the Credit Agreement, the Company's other debt obligations or any agreements with respect to any additional financing could result in an event of default under its debt agreements.

RISKS ASSOCIATED WITH CURRENCY FLUCTUATIONS

    Swiss franc-denominated expenses represent a much greater percentage of the Company's operating expenses than Swiss franc-denominated sales represent of total net sales. Some of the Company's manufacturing costs in Switzerland relate to products that are sold outside of Switzerland, including many technologically sophisticated products requiring highly skilled personnel. Moreover, a substantial percentage of the Company's research and development expenses and general and administrative expenses are incurred in Switzerland. Appreciation of the Swiss franc against the Company's major trading currencies (i.e., the U.S. dollar, certain major European currencies and the Japanese yen) has a negative impact on the Company's income from operations, whereas depreciation of the Swiss franc has a positive impact.

    The Company's operations are conducted by subsidiaries in many countries, and the results of operations and the financial position of each of those subsidiaries is reported in the relevant foreign currency and then translated into U.S. dollars at the applicable foreign currency exchange rate for inclusion in the Company's consolidated financial statements. As exchange rates between these foreign currencies and the U.S. dollar fluctuate, the translation effect of such fluctuations may have a material adverse effect on the Company's results of operations or financial position as reported in U.S. dollars. However, the effect of these changes on income from operations generally offsets in part the effect on income from operations of changes in the exchange rate between the Swiss franc and other currencies described in the preceding paragraph.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    The Company does business in numerous countries, including emerging markets in Asia, Latin America and Eastern Europe. In addition to currency risks discussed above, the Company's international operations are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, tariffs and trade barriers, potential difficulties in staffing and managing local operations, credit risk of local customers and distributors, potential difficulties in protecting intellectual property, risk of nationalization of private enterprises, potential imposition of restrictions on investments, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances  and  other  payments  by  subsidiaries,  and  local  economic,
political   and   social   conditions,   including   the   possibility   of
hyper-inflationary conditions, in certain countries. The Company is increasing its presence in China, Latin America and Eastern Europe. As a result, inflationary conditions in these countries could have an increasingly significant effect on the Company's operating results.
Recently, growth in net sales in Southeast Asia and Korea (which collectively represent approximately 3% of the Company's total net sales) has slowed and the Company anticipates this trend to continue for the next term.

    The conversion into foreign currency of funds earned in local currency through the Company's operations in the People's Republic of China and the repatriation of such funds require certain governmental approvals. Failure to obtain such approvals could result in the Company being unable to convert or repatriate earnings from its Chinese operations, which may become an increasingly important part of the Company's international operations.

COMPETITION; IMPROVEMENTS IN TECHNOLOGY

     The markets in which the Company operates are highly competitive. Weighing instruments markets are fragmented both geographically and by application, particularly the industrial and food retailing market. As a result, the Company competes with numerous regional or specialized competitors, many of which are well established in their respective markets. Some competitors are divisions of larger companies with potentially greater financial and other resources than the Company. The Company has, from time to time, experienced price pressures from competitors in certain product lines and geographic markets.

     The Company's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Although the Company believes that it has certain technological and other advantages over its competitors, realizing and maintaining these advantages will require the continued productive investment by the Company in research and development, sales and marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be successful in maintaining such advantages.

SIGNIFICANT SALES TO PHARMACEUTICAL AND CHEMICALS INDUSTRIES

    The Company's products are used extensively in the pharmaceutical and chemicals industries. Consolidation in these industries has had an adverse impact on the Company's sales in prior years. A prolonged downturn or any additional consolidation in these industries could adversely affect the Company's operating results.

RISKS RELATING TO FUTURE ACQUISITIONS

    The Company may in the future pursue acquisitions of complementary product lines, technologies or businesses. Future acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's profitability. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. There are currently no understandings or agreements with respect to any material acquisition, nor can there be any assurances that the Company will be able to identify and successfully complete and integrate potential acquisitions in the future. In the event that any such acquisition does occur, however, there can be no assurance as to the effect thereof on the Company's business or operating results.

RELIANCE ON KEY MANAGEMENT

    Robert F. Spoerry, the Company's Chief Executive Officer, and each of the other key management employees of the Company have employment contracts with the Company. In addition, various members of management own a portion of the shares of Common Stock of the Company and have options to purchase additional shares of such Common Stock. Nonetheless, there is no assurance that such individuals will remain with the Company. If, for any reason, such key personnel do not continue to be active in the Company's management, operations could be adversely affected. The Company has no key man life insurance policies with respect to any of its senior executives.

ENVIRONMENTAL MATTERS

    The Company is subject to various environmental laws and regulations in the jurisdictions in which it operates, including those relating to air emissions, wastewater discharges, the handling and disposal of solid and hazardous wastes and the remediation of contamination associated with the use and disposal of hazardous substances. The Company, like many of its competitors, has incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in both the United States and abroad. The Company is currently involved in, or has potential liability with respect to, the remediation of past contamination in certain of its presently and formerly owned and leased facilities in both the United States and abroad. In addition, certain of the Company's present and former facilities have or had been in operation for many decades and, over such time, some of these facilities may have used substances or generated and disposed of wastes which are or may be considered hazardous. It is possible that such sites, as well as disposal sites owned by third parties to which the Company has sent wastes, may in the future be identified and become the subject of remediation. Accordingly, although the Company believes that it is in substantial compliance with applicable environmental requirements, it is possible that the Company could become subject to additional environmental liabilities in the future that could result in a material adverse effect on the Company's results of operations or financial condition. See "Business--Environmental Matters" under Part I, Item 1.

RESTRICTIONS ON PAYMENT OF DIVIDENDS; ABSENCE OF DIVIDENDS

    The Credit Agreement restricts, among other things, the ability of the Company to pay dividends. The Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

CERTAIN ANTI-TAKEOVER PROVISIONS

    The Company's amended and restated certificate of incorporation (the "Amended and Restated Certificate of Incorporation") and amended by-laws (the "Amended By-laws") contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, proxy contest or otherwise. The Amended and Restated Certificate of Incorporation authorizes the issuance of preferred stock without shareholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued in the future. In addition, the Amended By-laws contain advance notice procedures for shareholders to nominate candidates for election as directors and for shareholders to submit proposals for consideration at shareholder meetings. Under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder" (generally a 15% stockholder) to effect various business combinations with a corporation for a three-year period.